FOR IMMEDIATE RELEASE:	February 9, 2011
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS FOURTH QUARTER
AND YEAR-END 2010 RESULTS

St. Paul, Minn (2/9/11)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its fourth quarter and fiscal year ended December 31, 2010. Revenue for the fourth quarter of 2010 was $1,667,000 compared to revenue of $2,685,000 in the fourth quarter of 2009. Revenue for the 2010 fiscal year was $16,258,000 as compared to revenue of $8,649,000 for fiscal year 2009.

The net loss for the fourth quarter was $2,223,000, or $0.21 per share, as compared with net loss of $4,818,000, or $0.45 per share, in the fourth quarter of 2009. The net loss for the fourth quarter of 2010 included charges for inventory obsolescence of $423,000 and charges for deferred compensation of $588,000. The impact of these two items was to increase the fourth quarter 2010 net loss from $1,212,000, or $0.11 per share, to $2,223,000, or $0.21 per share. The net loss for the fourth quarter of 2009 included a charge of $155,000 for inventory obsolescence, a charge of $372,000 for estimated loss on amounts due from a subtenant of the Company’s former leased facility in Poway, California, and an increase of $4,064,000 in the Company’s valuation allowance for its deferred tax assets. The impact of these three items was to increase the fourth quarter 2009 net loss from $411,000, or $0.04 per share, to $4,818,000, or $0.45 per share.

The net loss for fiscal year 2010 was $1,902,000, or $0.18 per share as compared to a net loss of $6,728,000, or $0.63 per share in fiscal year 2009. The net loss for 2010 included the charges for inventory obsolescence and deferred compensation described above as well as a credit of $190,000 related to a settlement of the dispute with the former subtenant referred to above. The impact of these three items was to increase the 2010 net loss from $1,081,000, or $0.10 per share, to $1,902,000, or $0.18 per share. The net loss for 2009 included the charges for inventory obsolescence, subtenant loss reserve and increase in the deferred tax asset valuation allowance described above. The impact of these three items was to increase the 2009 net loss from $2,321,000, or $0.22 per share, to $6,728,000, or $0.63 per share.

“As we anticipated, we experienced a significant reduction in revenues in the fourth quarter of 2010 as a result of the current slowdown in the semiconductor industry as well as order delays at one of our largest customers due to its continuing handler evaluation for eight site testing,” said John J. Pollock, president and chief executive officer. “Although our customer’s handler evaluation for some of its applications continues, it recently issued our first VMAX  test handler orders for some of its leadless package applications. Also, our fourth quarter included the important highlight of our first revenue units of our 1164 reliability test systems to one of the largest semiconductor manufacturers worldwide.”

“Forecasters are now projecting a seasonally flat to down first quarter for the semiconductor industry, but a resumption of growth in the second quarter and for the remainder of 2011,” Mr. Pollock continued. “Accordingly, while we expect our performance to improve in the first quarter, we anticipate that our revenues for the quarter will remain below break-even and will depend in part on the timing of product acceptance on some of our new product shipments. As growth resumes in the semiconductor industry, however, we believe the competitiveness of our products and our expanding customer base position us to take full advantage of the improving conditions.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2009.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

	Aetrium Incorporated
	Consolidated Statements of Operations
	(Unaudited)
	(in thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2010	2009	2010	2009

Net sales	$1,667	$2,685	$16,258	$8,649
Cost of goods sold (1)	1,491	1,781	9,413	5,528
Gross profit	176	904	6,845	3,121
Gross profit percent (1)	10.6%	33.7%	42.1%	36.1%

Operating expenses:
Selling, general and administrative (2)	1,743	1,557	5,853	5,169
Research and development	672	544	3,022	2,195
Total operating expenses	2,415	2,101	8,875	7,364

Loss from operations	(2,239)	(1,197)	(2,030)	(4,243)
Interest income, net	16	23	71	136
Loss before income taxes	(2,223)	(1,174)	(1,959)	(4,107)
Income tax benefit (expense) (3)	-	(3,644)	57	(2,621)

Net loss	$(2,223)	$(4,818)	$(1,902)	$(6,728)

Loss per share (basic and diluted)	$(0.21)	$(0.45)	$(0.18)	$(0.63)

Weighted average common shares outstanding (basic and diluted)	10,781	10,600	10,713	10,599

		Three Months ended December 31,		Year ended December 31,
		2010	2009	2010	2009

(1)
Cost of goods sold includes inventory obsolescence charges of $423 for the three months and year ended December 31, 2010 and $155 for the three months and year ended December 31, 2009. The impact of these charges was to reduce gross profit percent as indicated below:

	Gross profit percent, excluding obsolescence charges	35.9%	39.4%	44.7%	37.9%
	Gross profit percent, including obsolescence charges	10.6%	33.7%	42.1%	36.1%

(2)	Selling, general and administrative expenses includes the following:
	Deferred compensation charge related to retirement benefits approved in November 2010 for Aetrium’s then Chief Executive Officer and Chief Administrative Officer. There will be no charges in future periods related to these retirement benefits.	$588	$-	$588	$-

	Charge (credit) related to a legal dispute with a subtenant of a former leased facility	-	372	(190)	372

(3)	Income tax benefit (expense) includes the following:
	Income tax benefit	-	420	57	1,443
	Increase in valuation allowance on deferred tax assets	$-	$(4,064)	$-	$(4,064)

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	December 31,	December 31,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$10,033	$9,476
Accounts receivable, net	862	2,114
Inventories - operations	7,358	7,472
Inventories - shipped equipment, subject to
revenue deferral	24	-
Other current assets	67	234
Total current assets	18,344	19,296

Property and equipment, net	98	98

Other assets	41	-

Total assets	$18,483	$19,394

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$502	$707
Other current liabilities	714	669
Total current liabilities	1,216	1,376

Noncurrent accrued expenses	377	-

Shareholders' equity	16,890	18,018

Total liabilities and shareholders' equity	$18,483	$19,394